                                                                    EXHIBIT 99.1



[MEXICAN RESTAURANTS, INC. LOGO]



FOR IMMEDIATE RELEASE

Contact:    Mexican Restaurants, Inc.
            Andrew J. Dennard
            (713) 943-7574

                            MEXICAN RESTAURANTS, INC.
                        ANNOUNCES SECOND QUARTER RESULTS
                                  (NASDAQ:CASA)

Houston, Texas (August 15, 2005) For the second quarter ended July 3, 2005, Mexican Restaurants, Inc. (Nasdaq: CASA) reported net income of $502,174 or $0.14 per diluted share, compared with second quarter 2004 net income of $622,788 or $0.17 per diluted share. For the 26-week period ended July 3, 2005, the Company reported net income of $1,177,321 or $0.32 per diluted share, compared with the 26-week period of fiscal 2004 net income of $1,153,580 or $0.32 per diluted share.

The second quarter ended July 3, 2005 was impacted by depreciation and amortization expense, which was $218,299 higher than the second quarter in fiscal 2004. The increase reflects a prospective adjustment to leasehold amortization, additional depreciation expense for remodeled restaurants, new restaurants and the replacement of equipment and leasehold improvements in various existing restaurants. The second quarter ended July 3, 2005 also reflects losses of $131,201 related to the disposition of an office building that was acquired last year as part of the Beaumont-based franchisee stores and related assets acquired in January 2004 and the sale of a joint ventured restaurant. During the second quarter of fiscal 2004, the Company recorded losses of $7,158 related to miscellaneous disposition of assets.

The Company's revenues for the second quarter of fiscal 2005 increased $932,115 or 4.7% to $20.7 million compared with $19.7 million for the same quarter in fiscal 2004. Restaurant sales for second quarter 2005 increased $960,332 or 4.9% to $20.5 million compared with $19.5 million for the second quarter of fiscal 2004. Approximately 50.5% of the increase reflects positive same-restaurant sales. For the second quarter ended July 3, 2005, total system same-restaurant sales increased 2.6%, Company-owned same-restaurant sales increased 2.4% and franchised-owned same-restaurant sales increased 3.4%. The remaining comparable increase in restaurant sales reflects new restaurant additions, less discontinued operations.

On a year-to-date basis, the Company's revenue was up $2.3 million or 6.1% to $40.9 million compared with $38.6 million for the same 26-week period in fiscal 2004. Restaurant sales for the 26-week period of fiscal 2005 increased $2.4 million or 6.2% to $40.6 million compared with $38.2 million for the same 26-week period of fiscal 2004. Approximately 46.5% of the increase reflects positive same-restaurant sales. For the 26-week period ended July 3, 2005, total system same-restaurant sales increased 2.8%, Company-owned same-restaurant sales increased 2.8% and franchised-owned same-restaurant sales increased 2.9%. The increase in restaurant sales also reflects 181 days of sales related to the Beaumont-based franchisee stores and related assets acquired in January 2004 in the 26-week period of fiscal 2005, compared with 172 days of sales in the 26-week period of fiscal 2004. The remaining comparable increase in restaurant sales reflects new restaurant additions, less discontinued operations.

Commenting on the Company's second quarter results for fiscal 2005, Curt Glowacki, Chief Executive Officer, stated, "The second quarter is our sixth straight quarter with positive same-store sales. Higher depreciation, amortization, pre-opening and losses from dispositions impacted net income for the second quarter. Excluding depreciation, amortization, pre-opening and losses from dispositions, adjusted operating income for the second quarter was 8.3% of total revenues, which is the same as the adjusted operating income for the second quarter a year ago. An unusually high level of litigation expense also impacted the second quarter of fiscal 2005 as the Company successfully defended an employee lawsuit. Near the end of the second quarter we opened a new restaurant that is surpassing our expectations and which has set a new company record for new restaurant weekly sales."

Lou Neeb, Chairman of the Board of Directors, stated, "What the success of our recent restaurant openings signifies to me is that the Company intends to be both a growth company and a profitably run company. Future restaurant openings will be deliberate and paced. That, along with our stock repurchase program, should enhance long-term shareholder value."

On May 9, 2005, the Company announced its plan to implement a limited stock repurchase program in a manner permitted under its bank financing agreement. Under this program, the Company could spend up to $1.0 million over the next 12 months to repurchase outstanding shares of its common stock. The Company has entered into a repurchase plan designed to comply with Rules 10b5-1 and 10b-18 under the Securities and Exchange Act of 1934 under which an agent appointed by the Company will determine the time, amount, and price at which purchases of common stock will be made, subject to certain parameters established in advance by the Company. As of July 3, 2005, the Company repurchased 28,500 of its common stock for a total price of $250,803. During this same period, Company employees exercised 35,975 options and the Company received $122,160 in net proceeds. The shares acquired are being held for general corporate purposes, including the offset of the dilutive effect on shareholders from the exercise of stock options.

The following table has been provided to reconcile the Company's operating income for the quarters ended July 3, 2005 and June 27, 2004 to adjusted operating income. The adjusted operating income excludes depreciation and amortization, pre-opening costs, and loss on sale of assets.

                                                             13-Week Period               13-Week Period
Reconciliation of Adjusted Operating Income                  Ended 07/03/05               Ended 06/27/04
-------------------------------------------                  --------------               --------------
Operating income as reported in 10Q                            $  849,433                   $1,140,086

Add back:

Depreciation and amortization                                     699,021                      480,722
Pre-open costs                                                     38,836                       10,529
Loss on sale of assets                                            131,201                        7,158
                                                               ----------                   ----------


Operating income, as adjusted                                  $1,718,491                   $1,638,495
Operating income as a percentage of total sales                      8.3%                         8.3%


Mexican Restaurants, Inc. operates and franchises 80 Mexican restaurants. The current system includes 61 Company-operated restaurants, 18 franchisee operated restaurants and one license restaurant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; the risk of food borne illness; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as "believes", "anticipates", "expects", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company's most recently filed Annual Report and Form 10-K that attempt to advise interested parties of the risks and factors that may affect the Company's business.
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                   MEXICAN RESTAURANTS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                              13-Week           13-Week           26-WEEK           26-WEEK
                                                            PERIOD ENDED      PERIOD ENDED      PERIOD ENDED      PERIOD ENDED
                                                             07/03/2005        06/27/2004        07/03/2005        06/27/2004
                                                            ------------      ------------      ------------      ------------
Revenues:
       Restaurant sales                                     $ 20,481,737      $ 19,521,405      $ 40,583,730      $ 38,197,525
       Franchise fees, royalties and other                       177,384           205,601           353,074           397,381
                                                            ------------      ------------      ------------      ------------
                                                              20,659,121        19,727,006        40,936,804        38,594,906
                                                            ------------      ------------      ------------      ------------

Costs and expenses:
       Cost of sales                                           5,792,087         5,482,659        11,222,242        10,613,147
       Labor                                                   6,771,028         6,482,052        13,374,883        12,579,599
       Restaurant operating expenses                           4,661,237         4,447,508         9,345,525         8,839,798
       General and administrative                              1,716,278         1,676,292         3,506,013         3,178,575
       Depreciation and amortization                             699,021           480,722         1,351,300         1,088,434
       Pre-opening costs                                          38,836            10,529            39,826            10,529
       Loss on sale of assets                                    131,201             7,158           133,393            24,230
                                                            ------------      ------------      ------------      ------------
                                                              19,809,688        18,586,920        38,973,182        36,334,312

                                                            ------------      ------------      ------------      ------------
             Operating income                                    849,433         1,140,086         1,963,622         2,260,594
                                                            ------------      ------------      ------------      ------------

Other income (expense):
       Interest income                                               634             1,609             1,264             8,980
       Interest expense                                         (136,137)         (131,755)         (286,715)         (271,020)
       Other, net                                                 16,919            22,504            59,109            45,575
                                                            ------------      ------------      ------------      ------------
                                                                (118,584)         (107,642)         (226,342)         (216,465)
                                                            ------------      ------------      ------------      ------------

Income from continuing operations before income taxes            730,849         1,032,444         1,737,280         2,044,129
       Income tax expense                                        228,675           341,587           558,342           675,292
                                                            ------------      ------------      ------------      ------------
             Income from continuing operations                   502,174           690,857         1,178,938         1,368,837

Discontinued Operations:
       Loss from discontinued operations                              --           (61,136)           (2,565)         (178,900)
       Impairments and restaurant closure costs                       --           (49,906)               --          (167,304)
       Gain on sale of assets                                         --             2,288                --             2,288
                                                            ------------      ------------      ------------      ------------
Loss from discontinued operations before income taxes                 --          (108,754)           (2,565)         (343,916)
                                                            ------------      ------------      ------------      ------------
       Income tax benefit                                             --            40,685               948           128,659
                                                            ------------      ------------      ------------      ------------
             Loss from discontinued operations                        --           (68,069)           (1,617)         (215,257)

             Net income                                     $    502,174      $    622,788      $  1,177,321      $  1,153,580
                                                            ============      ============      ============      ============

Basic income per share
       Income from continuing operations                    $       0.15      $       0.20      $       0.35      $       0.40
       Loss from discontinued operations                              --             (0.02)               --             (0.06)
                                                            ------------      ------------      ------------      ------------
       Net income                                           $       0.15      $       0.18      $       0.35      $       0.34
                                                            ============      ============      ============      ============

Diluted  income per share
       Income from continuing operations                    $       0.14      $       0.19      $       0.32      $       0.38
       Loss from discontinued operations                              --             (0.02)               --             (0.06)
                                                            ------------      ------------      ------------      ------------
       Net income                                           $       0.14      $       0.17      $       0.32      $       0.32
                                                            ============      ============      ============      ============

Weighted average number of shares (basic)                      3,417,831         3,384,605         3,416,326         3,384,605
                                                            ============      ============      ============      ============

Weighted average number of shares (diluted)                    3,717,559         3,602,278         3,722,874         3,563,857
                                                            ============      ============      ============      ============
